Registration No. 333-232237

Registration No. 333-211097

Registration No. 333-171841

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FFORM S-8 REGISTRATION STATEMENT NO. 333-232237

FORM S-8 REGISTRATION STATEMENT NO. 333-211097

FORM S-8 REGISTRATION STATEMENT NO. 333-171841

Under

The Securities Act of 1933

GAIN CAPITAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

20-4568600

(I.R.S. Employer Identification No.)

Bedminster One

135 Route 202/206

Bedminster, New Jersey 07921

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Deregistration of Unsold S-8 Securities

GAIN Capital Holdings, Inc. 2015 Omnibus Incentive Compensation Plan

GAIN Capital Holdings, Inc. 2011 Employee Stock Purchase Plan

GAIN Capital Holdings, Inc. 2010 Omnibus Incentive Compensation Plan

(Full title of the plans)

Glenn H. Stevens

Chief Executive Officer

Bedminster One

135 Route 202/206

Bedminster, NJ 07921

(908) 731-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Andrew Weil

DLA Piper LLP

444 West Lake Street,

Suite 900

Chicago, IL 60606

(312) 368 3425

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of GAIN Capital Holdings, Inc., a Delaware Corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

• Registration Statement No. 333-232237, originally filed with the SEC on June 21, 2019, registering: 500,000 shares of Common Stock, $0.00001 par value per share, of the Company (“Common Stock”) under the Company’s 2011 Employee Stock Purchase Plan,

• Registration Statement No. 333-211097, originally filed with the SEC on May 3, 2016, registering:

7,897,586 shares of Common Stock, $0.00001 par value per share, of the Company under the Company’s 2015 Omnibus Incentive Compensation Plan, and

• Registration Statement No. 333-171841, originally filed with the SEC on January 24, 2011 registering: (1) 7,912,791 shares of Common Stock, $0.00001 par value per share, of the Company under the Company’s 2010 Omnibus Incentive Compensation Plan, and (2) 500,000 shares of Common Stock, $0.00001 par value per share, of the Company under Company’s 2011 Employee Stock Purchase Plan.

On July 31, 2020, pursuant to the Agreement and Plan of Merger dated February 26, 2020, among the Company, INTL FCStone Inc. (now known as StoneX Group Inc.), a Delaware corporation (“Parent”) and its wholly owned subsidiary, Golf Merger Sub I Inc., a Delaware corporation (“Merger Sub”), Merger Sub was merged with and into the Company, with the Company continuing as the surviving corporation of the merger as a wholly owned subsidiary of Parent (the “Merger”). In connection with the Merger, as of the date hereof, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all such securities the Company registered but that remain unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedminster, New Jersey, on the 6th day of August, 2020.

GAIN Capital Holdings, INC.

By:	/s/ Diego A. Rotsztain
Diego A. Rotsztain
General Counsel and Secretary